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                                                                    EXHIBIT 99.1

(INSITUFORM-TECH) (INSU) Insituform Technologies, Inc. Announces Creation of COO Position

         Chesterfield, MO - March 12, 2003 - Insituform Technologies, Inc. (Nasdaq National Market: INSU)("Insituform") announced today that, effective April 2003, it is naming Thomas S. Rooney, Jr. as President and Chief Operating Officer (COO), reporting to Anthony W. (Tony) Hooper, Chairman and CEO. The President position is currently held by Mr. Hooper. The COO position is being created to lead the operations of Insituform's three business units, North American Rehab, Tunneling and Europe, all of which will report to Mr. Rooney.
         Mr. Rooney is joining Insituform from his current position as Senior Vice President of Gilbane Building Company, a $2.7 billion privately-held construction firm. Mr. Rooney has over twenty years of construction company experience, beginning with Turner Construction Company and, later, Centex Golden Construction Company. He has served in increasingly responsible positions in locations around the United States during his career. Mr. Rooney has a Bachelor of Science degree in Civil Engineering from Cornell University and a Master of Business Administration degree from the University of Chicago.
         Commenting, Mr. Hooper said, "I am delighted to have Tom join our team. Having worked his way up from the bottom in this business, Tom has strong credentials in both operations management and business development. His proven track record of building profitable growth will make him a key leader as we build our company."
         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.

CONTACT:  Insituform Technologies, Inc.
          Joseph A. White, Vice President and CFO
          (636) 530-8000